Exhibit 21

                                  SUBSIDIARIES

The following is a list of the subsidiaries of the Company as of October 11, 2002:

Subsidiary                                              State of Incorporation
----------                                              ----------------------

Telecommunications Transmission Business Segment
Comtech Antenna Systems, Inc.                           Delaware
Comtech EF Data Corp.                                   Delaware
Comtech Systems, Inc.                                   Delaware
Comtech AHA Corporation                                 Delaware

RF Microwave Amplifier Business Segment
Comtech PST Corp.                                       New York

Mobile Data Communications Services Business Segment
Comtech Mobile Datacom Corp.                            Delaware